Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CNB Financial Corporation of our report dated March 3, 2022 on the consolidated financial statements as of December 31, 2021 and for each of the two years in the period ended December 31, 2021 appearing in the Annual Report on Form 10-K of CNB Financial Corporation for the year ended December 31, 2022, and to the reference to us under the heading “Experts” in the Prospectus.

    /s/ Crowe LLP

Crowe LLP

Columbus, Ohio

June 20, 2023